Registration Statement No. 333-275898 Filed pursuant to Rule 433

Dual Directional Buffered PLUS Based on the Performance of the S&P 500® Index due September 6, 2028

Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Dual Directional Buffered PLUS (the “Buffered PLUS”). Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the Buffered PLUS.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlier:	The S&P 500® Index (Bloomberg symbol: “SPX”)
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	August 31, 2026
Original issue date:	September 3, 2026
Valuation date:	August 31, 2028
Maturity date:	September 6, 2028
Payment at maturity:

You will receive on the maturity date a cash payment per Buffered PLUS determined as follows:

•

If the final underlier value is greater than the initial underlier value:

the lesser of (a) $1,000 + ($1,000 × underlier return × leverage factor) and (b) maximum upside payment at maturity

•

If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the buffer value:

$1,000 + (-1 × $1,000 × underlier return)

In this scenario, you will receive a positive return on the Buffered PLUS equal to the absolute value of the underlier return, even though the underlier return is negative. In no event will this return exceed 10%.

•

If the final underlier value is less than the buffer value:

$1,000 + ($1,000 × underlier return) + $100.00

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, but will be at least $100.00.

Maximum upside payment at maturity:	$1,196.10 per Buffered PLUS (119.61% of the stated principal amount)
Minimum payment at maturity:	$100.00 per Buffered PLUS (10% of the stated principal amount)
Leverage factor:	150% (applicable only if the final underlier value is greater than the initial underlier value)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Buffer amount:	10%
Buffer value:	90% of the initial underlier value (rounded to two decimal places)
Initial underlier value:	The closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78018DEP8 / US78018DEP87
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/0000950103260123 02/dp251690_424b2-mseln667spx.htm

The initial estimated value of the Buffered PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $918.80 and $968.80 per Buffered PLUS and will be less than the public offering price of the Buffered PLUS. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

■ The Buffered PLUS	■ The Underlier
HYPOTHETICAL PAYOUT AT MATURITY*
Underlier Return	Payment at Maturity
50.000%	$1,196.10
40.000%	$1,196.10
30.000%	$1,196.10
20.000%	$1,196.10
13.074%	$1,196.10
10.000%	$1,150.00
5.000%	$1,075.00
2.000%	$1,030.00
0.000%	$1,000.00
-5.000%	$1,050.00
-10.000%	$1,100.00
-10.010%	$999.90
-20.000%	$900.00
-30.000%	$800.00
-40.000%	$700.00
-50.000%	$600.00
-60.000%	$500.00
-70.000%	$400.00
-80.000%	$300.00
-90.000%	$200.00
-100.000%	$100.00

* All payments are subject to our credit risk

Underlier

For more information about the underlier, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS. Some of the risks that apply to an investment in the Buffered PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the Buffered PLUS unless you understand and can bear the risks of investing in the Buffered PLUS.

Risks Relating to the Terms and Structure of the Buffered PLUS

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum upside payment at maturity.

▪	Your potential for a positive return from depreciation of the underlier is limited.

▪	Your return on the Buffered PLUS may be lower than the return on a conventional debt security of comparable maturity.

▪	Payments on the Buffered PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Buffered PLUS.

▪	Any payment on the Buffered PLUS will be determined based on the closing values of the underlier on the dates specified.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to the Initial Estimated Value of the Buffered PLUS and the Secondary Market for the Buffered PLUS

▪	There may not be an active trading market for the Buffered PLUS; sales in the secondary market may result in significant losses.

▪	The initial estimated value of the Buffered PLUS will be less than the public offering price.

▪	The initial estimated value of the Buffered PLUS is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Buffered PLUS.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest.

▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier.

▪	Any payment on the Buffered PLUS may be postponed and adversely affected by the occurrence of a market disruption event.

▪	Adjustments to the underlier could adversely affect any payments on the Buffered PLUS.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.